Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-134893

Prospectus Supplement

To Prospectus dated September 20, 2006

70,600,000 Shares

Warner Chilcott Limited

Class A Common Stock

The following information supplements the prospectus dated September 20, 2006 relating to the initial public offering of our common stock. This prospectus supplement amends and supplements the disclosure in the prospectus dated September 20, 2006, including, without limitation, under “Risk Factors—If generic products that compete with any of our branded pharmaceutical products are approved, sales of our products may be adversely affected”.

This prospectus supplement should be read in conjunction with the prospectus dated September 20, 2006 and the prospectus supplement dated September 26, 2006 regarding a motion seeking a preliminary injunction filed by the FTC in connection with ongoing litigation relating to Ovcon 35. This prospectus supplement is qualified by reference to the prospectus dated September 20, 2006 and such prior prospectus supplement, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in such prospectus and prospectus supplement, including any supplements or amendments thereto.

Investing in our common stock involves risks and uncertainties. See “Risk Factors” beginning on page 11 of the prospectus dated September 20, 2006.

Neither the Securities and Exchange Commission nor any other regulatory body, including any state securities regulators, has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 26, 2006.

As previously disclosed, on September 25, 2006, we terminated the exclusivity provision of our license agreement with Barr Pharmaceuticals, Inc. (“Barr”) relating to Ovcon 35. On September 26, 2006, Barr announced that it expects to launch a generic version of Ovcon 35 in October 2006. The launch of the generic version will negatively affect the migration of consumers to Ovcon Chewable and could adversely affect the longer term market acceptance of Ovcon Chewable. See “Risk Factors—Risks Relating to Our Business—If generic products that compete with any of our branded pharmaceutical products are approved, sales of our products may be adversely affected.”